Exhibit 99.B(g)(1)(bb)

EXHIBIT A

THIS EXHIBIT A, as amended and restated, is Exhibit A to that certain Custodian Services Agreement dated as of June 20, 2001, as amended, by and between The Bank of New York Mellon and Pacific Funds Series Trust.

PORTFOLIOS

Pacific FundsSM Portfolio Optimization Conservative

Pacific FundsSM Portfolio Optimization Moderate-Conservative

Pacific FundsSM Portfolio Optimization Moderate

Pacific FundsSM Portfolio Optimization Growth

Pacific FundsSM Portfolio Optimization Aggressive-Growth

Pacific FundsSM Core Income

Pacific FundsSM Floating Rate Income

Pacific FundsSM High Income

Pacific FundsSM Short Duration Income

Pacific FundsSM Strategic Income

Pacific FundsSM Diversified Alternatives (expected to be liquidated on or about July 31, 2019)

Pacific FundsSM Large-Cap

Pacific FundsSM Large-Cap Value

Pacific FundsSM Small/Mid-Cap

Pacific FundsSM Small-Cap

Pacific FundsSM Small-Cap Value

Pacific FundsSM Small-Cap Growth

Pacific FundsSM Ultra Short Income

Pacific FundsSM Diversified Income

PF International Value Fund

PF Short Duration Bond Fund

PF Growth Fund

PF Mid-Cap Equity Fund

PF International Large-Cap Fund

PF Small-Cap Value Fund

PF Emerging Markets Fund

PF Managed Bond Fund

PF Inflation Managed Fund

PF Large-Cap Value Fund

PF Developing Growth Fund

PF Real Estate Fund

PF Emerging Markets Debt Fund

PF Currency Strategies Fund

PF International Small-Cap Fund

PF Equity Long/Short Fund

PF Multi-Asset Fund

PF Multi-Fixed Income Fund

Effective: June 28, 2019

1N WITNESS WHEREOF, the parties hereto have caused this Exhibit A to be executed by their officers designated below effective as of the date and year above written.

THE BANK OF NEW YORK MELLON

By: /s/ J. Reed
Name: Jason Reed
Title: Vice President

PACIFIC FUNDS SERIES TRUST

By: /s/ Howard T. Hirakawa	By: /s/ Laurene E. MacElwee
Name: Howard T. Hirakawa	Name: Laurene E. MacElwee
Title: Senior Vice President	Title: VP & Assistant Secretary